UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2011

KENTUCKY FIRST FEDERAL BANCORP
(Exact Name of Registrant as Specified in Its Charter)

United States	0-51176	61-1484858
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

479 Main Street, Hazard, Kentucky	41702
(Address of principal executive offices)	(Zip Code)

(502) 223-1638
  (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Material Agreement.

On November 3, 2011, Kentucky First Federal Bancorp (“Kentucky First”), the parent company of First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort (“First Federal of Frankfort”), entered into an Agreement of Merger (the “Merger Agreement”) with CKF Bancorp, Inc. (“CKF Bancorp”) and Central Kentucky Federal Savings Bank (“Central Kentucky Federal” and together with CKF Bancorp, collectively referred to as the “CKF Parties”) pursuant to which CKF Bancorp will merge with and into Kentucky First.  In connection with the merger, Central Kentucky Federal will merge into First Federal of Frankfort and operate under the name Central Kentucky Federal Savings Bank as a division of First Federal of Frankfort, subject to regulatory approval.

Under terms of the Merger Agreement, each holder of CKF Bancorp common stock may elect to receive in exchange for 100% of his or her shares: (i) an amount equal to $9.50 in cash for each share of CKF Bancorp common stock held by such holder (the “Cash Consideration”); (ii) a number of shares of Kentucky First common stock equal to the “Exchange Ratio,” as defined below, for each share of CKF Bancorp common stock held by such holder (the “Stock Consideration”), or (iii) a combination of the Cash Consideration for 40% of the shares held and the Stock Consideration for 60% of the shares held.  The number of shares of CKF Bancorp common stock to be converted into the Stock Consideration will be the lesser of:  (i) 60% of the total number of shares of CKF Bancorp common stock issued and outstanding at the effective time of the merger, rounded down to the nearest whole number; or (ii) 811,375 shares divided by the Exchange Ratio, rounded down to the nearest whole number.

Under the Merger Agreement, the Exchange Ratio will be 1.0556 if the “Kentucky First Price,” as defined below, is at or above $9.00.  If the Kentucky First Price is at or below $7.50, then the Exchange Ratio will be 1.2667.  If the Kentucky First Price is below $9.00 but above $7.50, then the Exchange Ratio will be equal to $9.50 divided by a number equal to the Kentucky First Price (rounded to the nearest ten-thousandth).  Kentucky First Price means the average of the average daily sales price (the average of the high and low sales price, rounded up to the nearest cent) of Kentucky First common stock, as reported on the Nasdaq Global Market, for the ten latest trading days preceding the date that is four business days prior to the closing of the merger.  A trading day means any day on which at least 100 shares of Kentucky First common stock are traded, as reported on the Nasdaq Global Market.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of CKF Bancorp.  The merger is currently expected to be completed during the second or third quarter of 2012.

All of the directors of CKF Bancorp have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders meeting to be held for the purpose of voting on the proposed transaction.

In the event the merger is not consummated under certain circumstances, the Merger Agreement contains certain termination rights for both Kentucky First and the CKF Parties and further provides that, upon termination of the Merger Agreement under certain circumstances, CKF Bancorp may be obligated to pay Kentucky First a termination fee of (i) $300,000 if the Merger Agreement is terminated on or before December 3, 2011, or (ii) $600,000 if the Merger Agreement is terminated after December 3, 2011.

The Merger Agreement also contains usual and customary representations and warranties that Kentucky First and the CKF Parties made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract between Kentucky First and the CKF Parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms.  Moreover, certain of the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between Kentucky First and the CKF Parties rather than establishing matters as facts.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

A copy of the press release announcing the execution of the Merger Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

d.	Exhibits

Exhibit Number	Description
2.1
Agreement of Merger, dated November 3, 2011, by and between Kentucky First Federal Bancorp and CKF Bancorp, Inc. and Central Kentucky Federal Savings Bank.  Certain schedules and exhibits have been omitted from the Agreement as filed with the SEC.  The omitted information is considered immaterial from an investor’s perspective.  The Registrant will furnish to the SEC supplementally a copy of any omitted schedule or exhibit upon request from the SEC.

99.1	Press Release dated November 3, 2011.*

*  Incorporated herein by reference to the Kentucky First’s Form 425 filed with the Securities and Exchange Commission on November 3, 2011 (Commission File No. 0-51176).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENTUCKY FIRST FEDERAL BANCORP

Date: November 8, 2011	By:	/s/ Don D. Jennings
Don D. Jennings
President and Chief Operating Officer